EXHIBIT 99.1

Predictive Oncology Reports Year End 2023 Financial Results and Provides Business Update

Company to host investor call and webcast on Monday, April 1st, at 8:30am EDT

PITTSBURGH, March 28, 2024 (GLOBE NEWSWIRE) -- Predictive Oncology (Nasdaq: POAI), a science driven company leveraging its proprietary artificial intelligence and machine learning capabilities, extensive biorepository of tumor samples, CLIA laboratory and GMP facility, to accelerate oncologic drug discovery and enable drug development, today reported financial and operating results for the year ended December 31, 2023, and provided a corporate update. The company reported a net loss of approximately $14 million on total revenue of approximately $1.8 million for the year ended December 31, 2023.

Q4 2023 and Recent Highlights:

  Reported meaningful progress with FluGen collaboration designed to bring a first-of-its-kind intranasal flu vaccine to market, as part of a multi-million-dollar project funded by the Department of Defense. Per the terms of the collaboration, Predictive Oncology will play a critical role in helping to make FluGen’s M2SR flu vaccine more stable and sustainable as it advances through clinical trials.
  Continued to engage with Cancer Research Horizons (CRH) on next steps following delivery of preliminary results from its first campaign with CRH, in which Predictive Oncology determined, with a high degree of accuracy, which cancer types and patient populations are most likely to respond to pre-clinical glutaminase inhibitors, informing future clinical development pathways.
  Completed an AI-driven multi-year study of ovarian cancer with UPMC Magee-Womens Hospital in Pittsburgh. The study demonstrated that Predictive Oncology’s AI capabilities could be used to successfully build multi-omic machine learning (ML) models capable of learning relationships between the various datasets and ovarian cancer patient survival. Predictive Oncology sees potential to incorporate these models into clinical practice as a decision support tool to guide treatment decisions and improve patient outcomes and develop biomarker leads, digital pathology applications, and new predictive models for other cancer types for purposes of drug rescue, drug repurposing and drug combinations.
  Invited speaker and Key Opinion Leader (KOL) at several investor conferences aimed at raising awareness of the company among high-quality institutional investors and potential collaborators, including Biotech Showcase, the BIO CEO & Investor Conference, the 2024 NeauxCancer Oncology Conference, and the H.C. Wainwright 1st Annual Artificial Intelligence Based Drug Discovery & Development Virtual Conference.
  Reported a 50% reduction in basic and diluted net loss per common share for the full year 2023, to $3.48 per share, from $6.98 per share for the full year 2022.

“While it has been just a little over twelve months since we implemented our new strategic vision for the company, I am extremely pleased with the progress we have made to date introducing our unique blend of assets and capabilities to leading oncologic drug developers globally, while in parallel continuing to incorporate learnings from this first year to further refine our business development efforts,” said Raymond F. Vennare, Chief Executive Officer and Chairman of Predictive Oncology. “By leveraging our PEDAL AI and machine learning capabilities, vast biobank of tumor samples, repository of decades of drug response data and CLIA wet lab, we are able to introduce patient and tumor heterogeneity into the earliest phases of pre-clinical development, enabling drug developers to gain insight into the future, increasing the likelihood of commercial success.

“Perhaps most notably, we announced last quarter that we successfully delivered the results of our first campaign with Cancer Research Horizons. We were able to determine, in just a matter of weeks, which cancer types and patient populations would be most likely to respond to CRH’s glutaminase inhibitor candidates. With the actionable output from this campaign, CRH can now better prioritize the development of these compounds. We continue to engage with CRH not only on next steps related to this campaign, but on future projects that offer us the opportunity to earn potential development and commercialization milestones. Our work with CRH provided critical validation of our technology, and, as the leading private funder of cancer research in the world, is an important reference account for us.

“We were also very pleased to announce last quarter the completion of a molecular characterization study in collaboration with UPMC Magee-Womens Hospital in Pittsburgh to AI models to identify the key molecular features that drive overall survival in ovarian cancer in stratified patient subpopulations. We are working with Magee on next steps, which could potentially include implementation of these models into daily clinical practice as a decision support tool to guide treatment decisions and improve patient outcomes.

“We remain in the very early stages of the biopharma industry embracing AI to increase the speed and accuracy of drug discovery, and I believe we are ideally positioned to be a leader in this rapidly evolving sector.” Mr. Vennare concluded.

FY 2023 Financial Summary:

  Concluded the fourth quarter of 2023 with $8.7 million in cash and cash equivalents, compared to $22.1 million as of December 31, 2022, and $8.3 million in Stockholder’s Equity, compared to $21.8 million as of December 31, 2022.
  Basic and diluted net loss per common share for the yead ended December 31, 2023, decreased 50% to $3.48, as compared to $6.98 for the year ended December 31, 2022.

FY 2023 Financial results

  The company recorded revenue of $1,780,093 in 2023, compared to $1,505,459 in 2022. Revenues for the years ended December 31, 2023, and December 31, 2022, were primarily derived from its Eagan operating segment. The Eagan operating segment contributed $1,135,101 and $1,063,493 for the years ended December 31, 2023, and December 31, 2022, respectively, while the Pittsburgh operating segment contributed $492,596 and $358,776, respectively.
  Cost of sales was $634,796 and $505,107 for the years ended December 31, 2023, and December 31, 2022, respectively. Cost of sales increased primarily due to costs associated with Pittsburgh contracted services.
  General and administrative expenses decreased by $1,682,239 to $9,428,496 in 2023 from $11,110,735 in 2022. The decrease was primarily due to decreases in staff-related expenses of approximately $1,980,000. Additional decreases included lower amortization expense related to acquired intangible assets impaired in the prior year. These decreases were offset by higher professional fees including consultants supporting our management team and investor relations as well as other G&A expenses.
  Operations expenses increased by $328,843 to $4,127,268 in 2023 compared to $3,798,425 in 2022. The increase in operations expenses in 2023 was primarily due to higher cloud computing expenses and other expenses related to our AI business provided by our Pittsburgh operating segment, offset by lower research and development expenses related to office closures.
  Sales and marketing expenses increased by $151,954 to $1,510,861 in 2023 compared to $1,358,907 in 2022. The increase in 2023 was primarily due to approximately $209,000 higher staff-related expenses resulting from the addition of headcount supporting our sales and marketing efforts, offset by lower spend on other marketing activities.
  Net cash used in operating activities was $13,189,390 in 2023, compared to net cash used of $12,370,800 in 2022. Cash used in operating activities increased in 2023 primarily due to cash operating losses as well as changes in working capital, including decreases in accrued expenses and contract liabilities, offset by an increase in accounts payable.

Conference call and webcast details:

Predictive Oncology management will host an investor conference call and webcast on Monday, April 1st, at 8:30am EDT.

To participate in the call, investors and analysts should dial 1-877-407-3982 (domestic) or 1-201-493-6780 (international) and reference conference ID 13744464.

To access the Call Me™ feature, which eliminates the need to wait for a call operator, please click here.

The live webcast of the call can be accessed here.

Forward-Looking Statements:

Certain matters discussed in this release contain forward-looking statements. These forward-looking statements reflect our current expectations and projections about future events and are subject to substantial risks, uncertainties and assumptions about our operations and the investments we make. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue and financial performance, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “would,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors including, among other things, the risks related to the success of our collaboration arrangements, commercialization activities and product sales levels by our collaboration partners, and other factors discussed under the heading “Risk Factors” in our filings with the SEC. Except as expressly required by law, the Company disclaims any intent or obligation to update these forward-looking statements.

Investor Relations Contact:
Tim McCarthy, CFA
LifeSci Advisors, LLC
tim@lifesciadvisors.com

PREDICTIVE ONCOLOGY INC. CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash	$8,728,660	$22,071,523
Accounts receivable	333,697	331,196
Inventories	494,374	430,493
Prepaid expense and other assets	521,700	526,801
Total current assets	10,078,431	23,360,013

Property and equipment, net	1,233,910	1,833,255
Intangibles, net	252,457	253,865
Lease right-of-use assets	2,728,355	211,893
Other long-term assets	124,096	75,618
Total assets	$14,417,249	$25,734,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,342,027	$943,452
Note payable	150,408	-
Accrued expenses and other liabilities	1,631,702	2,229,075
Derivative liability	1,376	13,833
Contract liabilities	308,091	602,073
Lease liability	517,427	94,237
Total current liabilities	3,951,031	3,882,670

Other long-term liabilities	5,459	-
Lease liability – net of current portion	2,188,979	86,082
Total liabilities	6,145,469	3,968,752
Commitments and contingencies

Stockholders’ equity:
Preferred stock, 20,000,000 shares authorized inclusive of designated below
Series B Convertible Preferred Stock, $.01 par value, 2,300,000 shares authorized, 79,246 shares outstanding as of December 31, 2023, and December 31, 2022	792	792
Common stock, $.01 par value, 200,000,000 shares authorized, 4,062,853 and 3,938,160 shares outstanding as of December 31, 2023, and December 31, 2022, respectively	40,629	39,382
Additional paid-in capital	175,992,242	175,503,634
Accumulated deficit	(167,761,883)	(153,777,916)
Total stockholders’ equity	8,271,780	21,765,892

Total liabilities and stockholders’ equity	$14,417,249	$25,734,644

PREDICTIVE ONCOLOGY INC. CONSOLIDATED STATEMENTS OF NET LOSS

	Year Ended December 31,
	2023	2022
Revenue	$1,780,093	$1,505,459
Cost of sales	634,796	505,107
Gross profit	1,145,297	1,000,352

Operating expenses:
General and administrative expense	9,428,496	11,110,735
Operations expense	4,127,268	3,798,425
Sales and marketing expense	1,510,861	1,358,907
Loss on impairment of goodwill	-	7,231,093
Loss on impairment of finite-lived intangible assets	-	3,349,375
Loss on impairment of property and equipment	162,905	185,469
Total operating expenses	15,229,530	27,034,004
Total operating loss	(14,084,233)	(26,033,652)
Other income	152,776	185,646
Other expense	(64,967)	(5,275)
Gain on derivative instruments	12,457	115,647
Net loss	$(13,983,967)	$(25,737,634)

Net loss per common share – basic and diluted	$(3.48)	$(6.98)

Weighted average shares used in computation – basic and diluted	4,014,848	3,685,954